UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☒ Soliciting Material Pursuant to §240.14a-12

CORNELL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On Friday, July 2, 2010, in anticipation of the Fourth of July holiday, James Hyman, Chief Executive Officer of Cornell Companies, Inc. (the “Company”), distributed an email to the employees of the Company which included the following discussion of the pending merger between the Company and The GEO Group, Inc.:

“Colleagues

Happy Independence Day.

…

The Merger with Geo

Everything remains “on track” to complete the merger in the third quarter, and perhaps by the end of the summer.  At the beginning of June, we received clearance from one Federal agency.  We and Geo are now working together to receive the final approvals required from the Federal Securities and Exchange Commission so that we can schedule the shareholder meeting for each company.  At an operational level, Geo leaders have spent time visiting our facilities.  In Adult Secure, Geo’s secure team have said they are impressed by the quality of operations and facilities.  With our Abraxas and Adult Community Based Divisions, the Geo Care leadership team has visited facilities and started to understand what we do, how we do it and why we do it so well.  At the Houston Service Center, we have started exchanging more information with our counterparts in Geo’s corporate center in Boca Raton, Florida to enable smooth integration.

As I’ve visited facilities across the country over the past few weeks, I’ve been asked by associates what will change as a result of the merger.  At an operational level, for a couple of reasons I expect little change other than the logo’s on uniforms and signs at the entrance.

•                  First, we both operate to the requirements of our customers.  In fact, where common such as the Federal Bureau of Prisons, we operate to exactly the same requirements.

•                  Second, we have facilities that operate to ACA or Joint Commission accreditations as does Geo, and therefore, we both understand the obligations to operate to professional standards.

•                  Lastly, having spent time with Geo’s leaders and knowing their backgrounds, I have heard them talk about the same commitment that we have to operating safe and secure facilities for our staff and for those entrusted to our care.

In terms of support functions for the field, after the merger, most functions will migrate from Houston to Geo’s Florida headquarters while some may transfer to the facilities in the field or to Pittsburgh to support Abraxas.  I don’t expect the exact sequence and timing to be determined for a while as we are still at an early phase of the integration planning process.  Similarly, though I expect other elements of support, such as our HR processes to merge into Geo’s systems, again, we do not yet know exactly how elements may change or when.

When we have details, we will communicate.

…

Thanks

James”

Important Additional Information About the Transaction

This electronic correspondence may be deemed to be solicitation material in respect of the proposed merger between GEO and Cornell. The proposed transaction will be submitted to the respective stockholders of GEO and Cornell for their consideration. In connection with the proposed transaction, GEO has filed with the Securities and Exchange Commission (the “SEC”)

a registration statement on Form S-4, as amended, that includes a preliminary joint proxy statement of GEO and Cornell and that also constitutes a prospectus of GEO. The preliminary materials are subject to review by the SEC and a definitive joint proxy statement/prospectus will be filed following such review. The respective stockholders of the companies are urged to read the definitive Joint Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the definitive Joint Proxy Statement/Prospectus, when available, as well as other filings containing information about the Company at the SEC’s Internet site (http://www.sec.gov). Copies of the definitive Joint Proxy Statement/Prospectus and the SEC filings that will be incorporated by reference in the Joint Proxy Statement/Prospectus can be obtained, when available, free of charge, by directing a request to Pablo E. Paez, Director, Corporate Relations, (561) 999-7306, One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida.

Participants in the Solicitation

GEO, Cornell and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding GEO’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended January 3, 2010, which was filed with the SEC on February 22, 2010, and its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 24, 2010, and information regarding Cornell’s directors and executive officers is available in Cornell’s Annual Report on Form 10-K, for the year ended December 31, 2009, which was filed with the SEC on February 26, 2010 and its Form 10-K/A, which was filed with the SEC on April 30, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described in the preceding paragraph.